Exhibit 99.1

Zale Corporation Reports Second Quarter Fiscal 2013 Results

  Comparable store sales up 2.8 percent; 9th consecutive positive quarter; Zales branded stores up 3.6 percent
  Operating margin of 7.6 percent, up 110 basis points from prior year quarter
  Net earnings up $0.25, or 32 percent, to $1.02 per diluted share
  First half fiscal 2013 net earnings of $13 million, or $0.32 per diluted share, compared to loss of $3 million, or $0.09 per diluted share, in the prior year

DALLAS--(BUSINESS WIRE)--February 21, 2013--Zale Corporation (NYSE: ZLC) today reported its financial results for the second quarter ended January 31, 2013.

“The growth achieved in the quarter was driven by our exclusive, branded collections. Further expanding these products and supporting them with compelling marketing and training is an important part of our growth strategy,” commented Theo Killion, Chief Executive Officer.

Second Quarter Fiscal 2013 Results

Revenues were $671 million, an increase of $7 million, or 1.1 percent, compared to $664 million in the second quarter of fiscal 2012.

For the second quarter of fiscal 2013, comparable store sales increased 2.8 percent. This increase follows a 5.8 percent rise in the same period last year. At constant exchange rates, comparable store sales increased 2.2 percent.

  Zales branded stores, consisting of Zales Jewelers and Zales Outlet, posted a comparable store sales increase of 3.6 percent, compared to an increase of 10.1 percent in the same period last year. U.S. Fine Jewelry brands including our regional brand, Gordon’s Jewelers, posted a comparable store sales increase of 2.8 percent. This increase follows an 8.9 percent rise in the same period last year.
  Canadian Fine Jewelry brands, consisting of Peoples Jewellers and Mappins Jewellers, posted a comparable store sales increase of 3.8 percent. This increase follows a 0.7 percent rise in the same period last year. At constant exchange rates, comparable store sales increased 0.5 percent in the second quarter of fiscal 2013, following an increase of 2.3 percent in the same period last year.
  Piercing Pagoda, our Kiosk Jewelry business, posted a comparable store sales increase of 1.0 percent. In the same period last year, comparable store sales declined 3.0 percent.

Gross margin on sales was $340 million, or 50.6 percent, an increase of $4 million compared to $336 million, or 50.5 percent, in the second quarter of fiscal 2012. Selling, general and administrative expenses were $279 million, or 41.6 percent of revenues compared to $282 million, or 42.5 percent of revenues, in the second quarter of fiscal 2012. Operating earnings were $51 million, or 7.6 percent of revenues, compared to operating earnings of $43 million, or 6.5 percent of revenues, in the prior year quarter.

Interest expense was $6 million, compared to $10 million in the second quarter of fiscal 2012. The decrease is the result of the debt refinancing completed in July 2012.

Net earnings were $41 million, or $1.02 per diluted share, compared to net earnings of $29 million, or $0.77 per diluted share, in the second quarter of fiscal 2012.

Inventory at January 31, 2013 stood at $837 million, compared to $815 million in the same period last year.

First Half Fiscal 2013 Results

For the six months ended January 31, 2013, revenues were $1.03 billion, an increase of $13 million compared to the same period last year. Comparable store sales increased 3.2 percent in the first half of 2013. This increase follows a 5.8 percent increase in the same period last year. Operating earnings were $28 million, or 2.7 percent of revenues, compared to $21 million, or 2.0 percent of revenues, in the first half of fiscal 2012. Net earnings were $13 million, or $0.32 per diluted share, compared to a net loss of $3 million, or $0.09 per diluted share, in the same period last year.

Fiscal Year 2013 Outlook

As previously announced, the company expects to achieve positive net earnings for fiscal year 2013.

Conference Call

Zale management will host a conference call today at 9:00 a.m. ET to discuss second quarter fiscal 2013 results. The conference call will be broadcast live over the internet and can be accessed, along with a slide presentation, on the Investor Relations section of the company’s web site at www.zalecorp.com. In addition, you can listen to the call live by dialing 877-545-6744 (within the United States) or 706-634-1959 (for international callers), passcode 98420501. The webcast will be archived shortly after the conference call concludes and will be available on the company’s web site. For additional information, contact Investor Relations at 972-580-4391.

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamonds and other jewelry products in North America, operating approximately 1,750 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release and related presentations contain forward-looking statements, including statements regarding future sales, expected operating performance, expenses, margins, profitability, earnings, interest expense, effective tax rate, merchandising and marketing initiatives and industry growth forecasts. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy continues to perform poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; if the Company does not achieve targeted sales growth its operating results and earnings will be adversely impacted; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; the financing market remains difficult, and if we are unable to meet the financial commitments in our current financing arrangements it will be difficult to replace or restructure these arrangements; and changes in regulatory requirements may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2012, and subsequent reports on Forms 10-Q and 8-K. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2013	2012	2013	2012

Revenues	$670,752	$663,762	$1,028,220	$1,014,745
Cost of sales	331,101	328,250	498,234	491,558
Gross margin	339,651	335,512	529,986	523,187
% of Revenue	50.6%	50.5%	51.5%	51.6%

Selling, general and administrative	278,847	281,876	485,086	481,650
% of Revenue	41.6%	42.5%	47.2%	47.5%
Depreciation and amortization	8,605	9,293	17,477	19,182
Other charges (gains)	926	1,151	(847)	1,649
Operating earnings	51,273	43,192	28,270	20,706
% of Revenue	7.6%	6.5%	2.7%	2.0%
Interest expense	6,088	10,429	11,930	20,360
Earnings before income taxes	45,185	32,763	16,340	346
Income tax expense	3,977	3,833	3,396	3,138
Earnings (loss) from continuing operations	41,208	28,930	12,944	(2,792)
Loss from discontinued operations, net of taxes	-	(92)	-	(244)
Net earnings (loss)	$41,208	$28,838	$12,944	$(3,036)

Basic net earnings (loss) per common share:
Earnings (loss) from continuing operations	$1.27	$0.90	$0.40	$(0.09)
Loss from discontinued operations	-	(0.01)	-	-
Net earnings (loss) per share	$1.27	$0.89	$0.40	$(0.09)

Diluted net earnings (loss) per common share:
Earnings (loss) from continuing operations	$1.02	$0.78	$0.32	$(0.09)
Loss from discontinued operations	-	(0.01)	-	-
Net earnings (loss) per share	$1.02	$0.77	$0.32	$(0.09)

Weighted average number of common shares outstanding:
Basic	32,426	32,192	32,362	32,177
Diluted	40,305	37,238	40,470	32,177

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Unaudited, in thousands)

	January 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$18,516	$27,078
Merchandise inventories	836,624	815,424
Other current assets	46,149	42,191
Total current assets	901,289	884,693

Property and equipment	694,826	700,982
Less accumulated depreciation and amortization	(578,266)	(569,279)
Net property and equipment	116,560	131,703

Other assets	239,447	240,264
Total Assets	$1,257,296	$1,256,660

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current Liabilities:
Accounts payable and accrued liabilities	$261,329	$276,875
Deferred revenue	86,813	87,519
Deferred tax liability	93,073	92,987
Total current liabilities	441,215	457,381

Long-term debt	473,975	428,345
Deferred revenue — long-term	115,664	134,903
Other liabilities	32,537	33,733

Total stockholders’ investment	193,905	202,298

Total liabilities and stockholders’ investment	$1,257,296	$1,256,660

CONTACT:
Zale Corporation
Roxane Barry, 972-580-4391
Director of Investor Relations